Exhibit 99.1

770 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Reports Fourth Quarter and Full Year 2006 Results

SALT LAKE CITY, UTAH, April 2, 2007, Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today reported financial results in its Form 10-K filing for the fourth quarter and year ended December 31, 2006.

Sales for the year were $15.0 million, compared to sales of $15.1 million for 2005 adjusted on a continuing operations basis.  Although the overall result for the year, after the gain realized on sale of the Company’s simulation business, was net income of $22.0 million, there was a net loss from continuing operations for the year of $9.5 million or $0.88 per share, compared to net loss of $3.5 million or $0.34 per share, in 2005.  Backlog as of December 31, 2006 was $20.4 million, down 7.4% from the third quarter and up 23% from December 31, 2005, reported on a continuing operations basis.  For the fourth quarter ended December 31, 2006, sales were $4.3 million compared to sales of $3.9 million for the fourth quarter of 2005.  The net loss from continuing operations for the fourth quarter of 2006 was $4.5 million compared to breakeven results in 2005.  The results from continuing operations for the fourth quarter of 2005 included a gain from the sale of a building of $2.7 million.  Including discontinued operations, the net loss for the fourth quarter of 2006 was $4.3 million, or $0.39 per share, compared to net income of $7.6 million, or $0.72 per share, in 2005.  The results for the fourth quarter of 2005 included a gain from an insurance settlement of $8.0 million that was included in discontinued operations.

Comments from David H. Bateman, President and Chief Executive Officer: “The fourth quarter of 2006 was a continued period of transition for E&S.  However, many of the post-closing actions related to our sale of the simulation businesses were completed and more time was spent focused on the current business of E&S, including the integration of Spitz. We continued to make significant progress in the implementation of improvements in our laser projector product.

Within our ongoing operations, results for the fourth quarter were somewhat depressed over the third quarter, and still reflected increased expense attributable to the continued development and transition to production of the laser projector.  This transition included costs to support late stage pre-production projectors that were delivered to support existing customers.  We are currently receiving and incorporating the improved laser components which we expect will facilitate completion of our production deliveries.  The ramp up of these improvements accelerated through the fourth quarter and into 2007 with several deliveries of these improved products expected to occur during the first half of 2007.

 Revenue and orders booked for the Digital Theater business, including Spitz, were impacted in the fourth quarter by delays in new contracts being awarded.  These awards were anticipated late in the fourth quarter of 2006, but have been received in the first quarter of 2007.  Orders booked in the first quarter have been strong at approximately $12.0 million. Revenues for Digital Theater were also negatively impacted by previously discussed delays in delivery and acceptance of our laser projectors.

With the continuing integration of Spitz, improvements in production and performance of our laser projector, increased customer interest, and the exploitation of new areas for our laser technology, we remain confident and positive for the future direction of the Company.”

Comments from David J. Coghlan, Chairman of the Board: “In our third quarter press release last November we described the two business elements that now comprise Evans & Sutherland.  These are:

(i)                                     Digital Theater (including E&S and Spitz), which we believe to be the global market leader in the design, supply and service of planetariums and similar dome-based entertainment and educational theaters for the projection of computer-generated shows; and

(ii)                                  Advanced Displays, which develops high technology laser projection systems for planetariums, flight simulators and potentially wider markets.

We also stated that the Board was in the process of evaluating the full range of options available to maximize value to shareholders and that we would report on our progress by the end of the first quarter of the current year.

In the initial stage of this evaluation, the Company, assisted by outside experts on relevant markets and technology, has completed a detailed analysis of the position and potential of E&S’ laser projection technology. The primary conclusion from this analysis is that the second generation of E&S’ core patented laser projection technology, scheduled for commercial release during 2008, will have around a 3:1 fundamental cost/performance advantage in high-end projection applications against current alternative technologies (principally LCD, LCOS and DLP). The markets addressable by this technology include, in addition to E&S’ traditional markets of planetariums and flight simulation, the much larger commercial markets for control rooms and large indoor venues, as well as the top end of the home projection market. According to outside experts, the total estimated size of these additional high-end market segments addressable by E&S is currently around $730 million per year, projected to grow to $1.2 billion by 2010. The profit opportunity from even a relatively modest share of this identified addressable market could be substantial.

The Company has developed and begun implementation of a business plan to exploit this opportunity, including continued R&D investment in the laser projector products of around $5-6 million per year. The Company is confident that the exciting potential of the laser projector opportunities fully justifies these investments. The business plan will be monitored closely and reviewed regularly to ensure objectives are being met and that the assumptions remain valid.

In the meantime, delays experienced over the past year with outside supply of a key component of E&S’ first generation laser projector are now apparently being overcome. This should mean an improved operating contribution from current laser products during 2007. Since the recent disposal of the Company’s simulation activities, much has been done to streamline corporate operations and reduce the ongoing cost-base of E&S. Continuing action will be taken in this area during the current year. It is nevertheless unrealistic to expect the current revenue base to generate sufficient contribution in 2007 to offset fully both the investment in laser products R&D and the level of overhead required for a registered public company.

Since our last press release, the Board has also confirmed David H. Bateman as President and Chief Executive Officer and Paul L. Dailey as Chief financial Officer and Corporate Secretary.  These actions recognize the efforts and results achieved by Dave and Paul during their interim assignments and establish a solid and stable executive management base for the Company.

As E&S moves to a new stage in its development following the major restructuring last year, the Board will continue to evaluate a range of alternatives available to further enhance value for shareholders.”

The Company advises that there can be no assurance that such evaluation will result in any specific course of action.  The Company does not expect to disclose further developments regarding the process unless and until the Board has approved a course of action.

Statements in this press release which are not historical, including statements regarding E&S’ or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance together with the negative of such expressions. Among the factors that could cause actual results to differ materially are the following: the ability of the Company to successfully integrate the Spitz business; the ability to complete production models of its laser projectors without further delays or higher costs; the Company’s ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; results of the Board’s evaluation of alternatives available to enhance value for shareholders; and market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission.

Consolidated Statements of Operations (XLS)

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

###

Contact:
David H. Bateman
President and CEO
Evans & Sutherland
770 Komas Drive, Salt Lake City, UT 84108
801-588-1674
dbateman@es.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(In thousands, except share and per share data)

Unaudited

	Three Months Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Sales	$4,308	$3,896	$15,048	$15,111
Cost of sales	4,101	2,523	11,442	8,517
Gross profit	207	1,373	3,606	6,594

Expenses:
Selling, general and administrative	2,322	1,667	10,129	6,128
Research and development	2,473	2,618	9,071	7,233
Operating expenses	4,795	4,285	19,200	13,361
Gain on assets held for sale	(12)	2,745	(12)	2,745
Operating loss	(4,600)	(167)	(15,606)	(4,022)
Other income (expense), net	126	126	216	505
Loss from continuing operations before income taxes	(4,474)	(41)	(15,390)	(3,517)
Income tax (expense) benefit	1,949	(6)	5,910	(6)
Net loss from continuing operations	(2,525)	(47)	(9,480)	(3,523)
Income (loss) from discontinued operations, net of tax	(177)	7,623	(4,178)	2,389
Gain (loss) on sale of discontinued operations, net of tax	(1,616)	—	35,643	—
Net income (loss) from discontinued operations	(1,793)	7,623	31,465	2,389
Net income (loss)	$(4,318)	$7,576	$21,985	$(1,134)

Net income (loss) per common share basic:
Loss per share from continuing operations - basic	$(0.23)	$(0.00)	$(0.88)	$(0.34)
Net income (loss) per share from discontinued operations - basic	$(0.16)	$0.72	$2.91	$0.23
Net income (loss)per share - basic	$(0.39)	$0.72	$2.03	$(0.11)
Weighted average common shares outstanding - basic	11,052	10,530	10,826	10,523

Net income (loss) per common share - diluted:
Loss per share from continuing operations - diluted	$(0.23)	$(0.00)	$(0.87)	$(0.34)
Net income (loss) per share from discontinued operations - diluted	$(0.16)	$0.72	$2.90	$0.23
Net income (loss) per share - diltued	$(0.39)	$0.72	$2.03	$(0.11)
Weighted average common shares outstanding - diluted	11,053	10,530	10,847	10,523

CONDENSED CONSOLIDATED BALANCE SHEETS INFORMATION

(In thousands)

Unaudited

	December 31, 2006	December 31, 2005
Assets
Cash and restricted cash	$16,182	$15,705
Net receivables, billed and unbilled	7,064	4,020
Inventories	6,713	1,886
Net property, plant and equipment	12,689	6,637
Prepaid pension and retirement	9,449	0
Other assets	3,284	2,037
Assets related to discontinued operations	—	37,765
Total assets	$55,381	$68,050

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued expenses	$8,364	$6,514
Other liabilities	24,635	30,299
Liabilities related to discontinued operations	—	37,692
Stockholders’ equity (deficit)	22,382	(6,455)
Total liabilities and stockholders’ equity (deficit)	$55,381	$68,050

BACKLOG

(In thousands)

Unaudited

December 31, 2006	December 31, 2005
$20,408	$16,548